SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                        Date of Report (Date of Earliest
                        Event Reported): October 25, 2002



                               COMDIAL CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)




         Delaware                    0-9023                      94-2443673
--------------------------------------------------------------------------------
(State or other jurisdiction        (Commission                 (IRS Employer
     of incorporation)              File Number)             Identification No.)





               106 Cattlemen Road
                Sarasota, Florida                         34232
--------------------------------------------------------------------------------
        (Address of principal executive offices)        (Zip Code)




Registrant's telephone number, including area code:         (941) 554-5000
                                                            --------------

ITEM 5.     OTHER EVENTS.

Second Closing of Private Placement

      As previously disclosed in our Current Report on Form 8-K dated October 2, 2002, as amended on October 2, 2002, Comdial Corporation (the "Company" or "Comdial") consummated an initial closing of approximately $14.5 million under two private placements (collectively, the "Private Placement"). This included the issuance of approximately $12.5 million aggregate principal amount of 7% subordinated secured convertible promissory notes (the "7% Notes") and $2.0 million aggregate principal amount of 12% subordinated secured convertible promissory notes (the "12% Notes"), and warrants to purchase an aggregate of approximately 68.2 million shares of the Company's common stock at an exercise price of $0.01 per share (the "Placement Warrants").

      On October 29, 2002, the Company conducted a second and final closing (the "Second Closing") under the Private Placement. The Second Closing included the issuance of $775,000 aggregate principal amount of 7% Notes, and 3,875,000 Placement Warrants. Accordingly, the total amount invested pursuant to the Private Placement was approximately $15.3 million.

      Of the Placement Warrants issued under the Second Closing, 775,000 are subject to forfeiture, on a pro rata basis, if the 7% Notes issued pursuant to the Second Closing are repaid during the first eighteen months following their issuance. The 7% Notes may in the future be convertible under certain circumstances at the option of the Company if the common stock of the Company trades at or above $1.00 for 20 consecutive trading days. The initial conversion price of the 7% Notes is $0.33 per share, and is subject to downward adjustment in the event of certain defaults. In addition, the Common Stock underlying the 7% Notes and the Placement Warrants is subject to certain registration rights.

     The Company received $775,000 in new investments from the Second Closing. In connection with the Second Closing, Commonwealth Associates, L.P. ("Commonwealth") received a 7% placement fee equaling approximately $55,000 and approximately $44,000 in expenses. Pursuant to the terms of the previously disclosed placement agency agreement between the Company and Commonwealth, the Company issued warrants to Commonwealth to acquire 387,500 shares of Common Stock at an exercise price of $0.01 per share. The net proceeds of the Second Closing was approximately $662,000, which will be used for working capital purposes.

Amendment to Reimbursement Agreement

      As previously reported, ComVest Venture Partners, L.P. ("ComVest"), an affiliate of Commonwealth, deposited $1.5 million to secure two outstanding letters of credit previously issued by Bank of America ("BofA") to the Company, and entered into a pledge agreement (the "Pledge Agreement") with BofA concerning the disposition of the deposited funds. As security for the deposit, the Company entered into a reimbursement agreement (the "Reimbursement Agreement") with ComVest, and issued a revolving note (the "Revolving Note") to ComVest in the amount of the deposit. On October 25, 2002, ComVest and the Company entered into an amendment to the Reimbursement Agreement (the "Amendment"). Pursuant to the Amendment the Company paid $1.5 million to ComVest and ComVest issued a letter of direction to BofA directing BofA to pay to the Company any amounts payable to ComVest pursuant to the Pledge Agreement. In addition, the Revolving Note was canceled.

Changes in Board of Directors

      On October 3, 2002, Michael S. Falk and Edwin W. Cooperman were named to the Company's Board of Directors, and Travis Lee Provow was named Chairman of the Board, replacing Nickolas A. Branica, the Company's CEO who was serving as interim Chairman and who will remain on the Board as a director. Also on such date, Joseph P. Wynne resigned from the Board.

ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS

      (a)   None.

      (b)   None.

      (c)   99.1  Press Release dated October 30, 2002

Forward-Looking Statements

This Form 8-K contains statements that may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, including Comdial Corporation's ability to obtain additional funding for its business, the illiquidity caused by the delisting of its stock from the Nasdaq SmallCap Market and its ability to obtain a listing on NASD's OTC-BB, Nasdaq or another national exchange, the risks associated with the outsourcing of its manufacturing requirements, including international risk factors, its ability to meets its obligations to its suppliers and its lenders, its ability to achieve its operational goals and to generate positive cash flow, any unfavorable outcomes of pending disputes or litigation and the various other factors set forth from time to time in Comdial's filings with the SEC, including but not limited to Comdial's most recent Form 10-K and 10-Q. Comdial Corporation undertakes no obligation to publicly update or revise the forward-looking statements made in this press release to reflect events or circumstances after the date of this Form 8-K or to reflect the occurrence of unanticipated events.

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    COMDIAL CORPORATION



                                    By: /s/ Paul K. Suijk
                                        ----------------------------------------
                                        Paul K. Suijk Senior Vice President
                                        and Chief Financial Officer



Dated:  November 1, 2002